                       ASSET PURCHASE AND SALE AGREEMENT

         THIS ASSET PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of this 5th day of May, 1997, by and between THE PRIVATE EYES SUNGLASS CORPORATION, a Massachusetts corporation ("Seller"), and the following of Seller's shareholders: RICHARD W. HAMMEL, SR., PATRICIA LYNCH, ANNETTE HAMMEL, ROBERT HAMMEL and RONALD HAMMEL (the "Shareholders"), on the one hand, and GARGOYLES ACQUISITION CORPORATION II, a Washington corporation and wholly-owned subsidiary of Gargoyles, Inc. ("Purchaser"), and GARGOYLES, INC. a Washington corporation ("Gargoyles"), on the other hand.

                                    RECITALS

         A. Seller owns and operates a business that designs, distributes and sells sunglasses and related products (the "Business") from its company headquarters located at 77 Accord Park Drive, Building B3, Norwell, Massachusetts (the "Premises").

         B. Seller desires to sell the assets of the Business to Purchaser, and Purchaser desires to purchase the assets of the Business from Seller, upon the terms and subject to the conditions set forth herein.

         C. Capitalized terms shall have the meanings set forth in Section 18 hereof.

                                   AGREEMENT

         NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

         1. Property to be Purchased. Subject to the terms and conditions contained in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser all of the following assets and property of Seller related to the Business, except for such items which are specifically included within the Excluded Assets (the "Assets"):

                 1.1 Cash and Cash Equivalents. All cash, cash equivalents, prepaid expenses, advance payments, security and other deposits, credits and similar items;

                 1.2 Accounts Receivable; Work in Process. All accounts, notes, and other receivables and work in process, billed and unbilled;

                 1.3 Equipment; Tangible Personal Property. All machinery, equipment, tooling, dies, tools, furniture, office equipment, vehicles, spare parts, automobiles, trucks, trailers, leasehold improvements and all other personal property used in the Business, including without limitation those items listed on the attached Exhibit 1.3, together with any express or implied warranty by the manufacturers or sellers of any item or component part thereof, to the extent transferable, and all maintenance records, brochures, catalogues and other documents relating to such personal property or to the installation or functioning thereof;


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                 1.4      Inventory.  All finished goods, work in process,
component parts, raw materials, supplies and other inventories of the Business;

                 1.5 Customer Purchase Orders and Contracts. All right, title and interest of Seller in all customer purchase orders or Contracts for goods or services placed with Seller;

                 1.6 Contracts. All of Seller's right, title and interest in and to all equipment leases, agreements, insurance contracts, employee life insurance policies, employee confidentiality and non-competition agreements, sales and purchase orders and other commitments to which Seller is a party, including without limitation those items listed on the attached Exhibit 1.6, together with any security or other deposits relating thereto;

                 1.7      Warranties.   All manufacturer's, vendor's and
supplier's warranties, to the extent assignable, in respect of any items of property included in the Assets;

                 1.8      Real Property Leases.   All of Seller's right, title
and interest as tenant in and to all real property leases listed on the attached Exhibit 1.8;

                 1.9      Customer Lists; Books and Records.   All records,
customer and supplier lists, payroll and personnel records, formulae, specifications, drawings, plans, reports, data, notes, correspondence, Contracts, labels, catalogues, brochures, art work, photographs, advertising materials, files and other documents in the possession of Seller, including the books of account, ledgers and other financial records of Seller, whether in hard copy or computer format;

                 1.10     Drawings and Design.   All product designs, drawings,
blueprints, specifications and other similar documents;

                 1.11     Intellectual Property.   All of Seller's right, title
and interest in and to all patents, trademarks, trade names, service marks, brand names, logos, copyrights, and applications for any of the foregoing, licenses, license agreements, formulae, trade secrets, processes, inventions, know-how and all other Intellectual Property relating to or used in the conduct of the Seller's Business, including, without limitation, those items listed on
Exhibit 1.11;

                 1.12     Software; Production Data.   All sales reports, cost
sheets, bills of material, technical information, production data, software (including documentation and source code) including without limitation those items set forth on the attached Exhibit 1.12;

                 1.13 Prepaid Expenses. All prepaid expenses of Seller, including without limitation, ad valorem taxes, rentals, and all surety bonds, surety deposits, security deposits, lease deposits, letters of credit and other such instruments posted by or on behalf of Seller as security for its performance of any Contract or agreement of Seller to be transferred to Buyer pursuant to this Agreement;





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                 1.14     Permits.   To the extent transferable, all Permits,
relating to or maintained as part of the Business, including without limitation all of those items listed on the attached Schedule 5.18;

                 1.15     Claims.   All choses in action, Claims, causes or
rights of action and intangible property rights of Seller against third parties relating to the Assets or the Business; and

                 1.16 Seller's Name. The name "The Private Eyes Sunglass Corporation" and any derivative thereof, and all goodwill associated with the Business, together with the right of Purchaser to represent itself to third parties as the successor to the Business.

         2. Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following assets and property (the "Excluded Assets") shall not be acquired by Purchaser or sold by Seller:

                 2.1      Corporate Franchise.   Seller's corporate franchise,
stock record books, corporate records books containing minutes of meetings of directors and stockholders and such other records as have to do exclusively with Seller's organization or stock capitalization, or any other corporate affairs (provided Seller shall provide copies of all such records to Purchaser as Purchaser shall request);

                 2.2 Account. Seller's account with the Bank of Boston established for receipt of the Purchase Price; and

                 2.3 Other Unrelated Property. The property or rights (other than cash, deposits, bank accounts or the like), both tangible or intangible, owned by Seller and not used in or related to Seller's operation of the Business, and which are and listed on the attached Exhibit 2.3.

         3. Purchase Price. In consideration of the transfer of the Assets to Purchaser and the other agreements set forth herein, Purchaser agrees to pay to Seller the sum of Seven Million Dollars ($7,000,000) (the "Purchase Price"), which shall be paid as follows:

                 3.1 Standstill Deposit. Seller acknowledges that Purchaser has deposited the sum of Thirty-Five Thousand Dollars ($35,000) (the "Standstill Deposit") in escrow with Goldstein & Manello, P.C. (the "Escrow"), which, subject to the terms and conditions of the Standstill Agreement between Seller and Gargoyles, dated March 18, 1997 (the "Standstill Agreement") including without limitation the terms and conditions of the Escrow Agreement annexed thereto ("Escrow Agreement") and upon the Closing, shall be disbursed (together with any interest accrued thereon) to Purchaser and credited toward the Purchase Price;

                 3.2 Deposit. If the Closing is not reasonably likely to be consummated for any reason by 5:00 p.m. EST on May 14, 1997, no later than 1:30 p.m. on May 14, 1997, Purchaser shall cause the wire transfer to the Escrow the sum of Two Hundred





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Fifteen Thousand Dollars ($215,000) which shall, together with the Standstill
Deposit, be held by the Escrow as a deposit (collectively, the "Deposit") pursuant to the terms and conditions of the Escrow Agreement all of which are incorporated herein by reference, as modified so as to reference this Agreement as the "Agreement" and the Deposit as the "Property". Upon the consummation of the Closing, the Deposit shall be disbursed (together with any interest accrued thereon) to Purchaser and credited toward the Purchase Price.

                 3.3 Balance at Closing. At Closing, Purchaser shall pay to Seller the balance of the Purchase Price in immediately available funds.

                 3.4 Contingent Payments. As additional consideration for the Assets, if certain conditions are met as described more particularly in the Contingent Price Agreement attached hereto as Exhibit 3.4, the terms and conditions of which are incorporated herein by reference (the "Contingent Price Agreement"), Purchaser shall pay to Seller certain payments which in the aggregate will not exceed Two Million Dollars ($2,000,000) (the "Contingent Payments").

                 3.5 Line of Credit. As further consideration for the Assets, at Closing Purchaser shall pay off the entire outstanding balance under Seller's revolving line of credit with Bank of Boston (the "Line of Credit") provided the proceeds from the Line of Credit were used to pay obligations of Seller arising from operations in the ordinary course of the Business.

                 3.6      Allocation of the Purchase Price.   The Purchase
Price shall be allocated among the Assets in accordance with the attached
Exhibit 3.6 (the "Allocation Certificate"). Seller and Purchaser acknowledge and agree that the Allocation Certificate may require amendment following audit of the Business which will be conducted following the Closing, and Seller and Purchaser agree to work together in good faith to agree on amendments to the Allocation Certificate if such amendments are required, provided that Purchaser pays any additional sales tax resulting from such amendments. Purchaser and Seller shall report consistently with the allocation as provided for in the Allocation Certificate for all federal, state and local tax purposes. Not later than ten (10) days prior to the filing of their respective Form 8594 relating to the transactions contemplated by this Agreement, Seller and Purchaser shall each deliver to the other a copy of their respective Form 8594.

                 3.7 Assumption of Certain Obligations. As further consideration for the Assets, as of the close of business on the Closing Date, Purchaser shall assume and thereafter pay, perform or discharge, when due, the following liabilities and obligations of Seller (the "Assumed Liabilities"):

                          (a)     the trade accounts payable arising from the
operation of the ordinary course of the Business through the Closing Date, consistent with past practices;

                          (b)     the liabilities as of the Closing Date under
the Contracts comprising the Assets (the "Assumed Contracts") except for any liability under any of





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the Assumed Contracts arising out of Seller's failure to perform its obligations due thereunder on or prior to the Closing Date;

                          (c)     any liability for losses, personal injury,
property damage or other damages of any kind whatsoever, whether suffered or incurred by the Seller's customer or Purchaser's customer or any other person, arising out of products manufactured or sold by the Seller or repair services performed by the Seller on or prior to the Closing Date, but only where the occurrence giving rise to such liability occurs after the Closing; and

                          (d)     any liability for defects, returns or
allowances arising out of products manufactured or sold by Seller or repair services performed by Seller on or prior to the Closing Date.

                 3.8 Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser assumes no liabilities or other obligations, commercial or otherwise, of the Seller, whether known or unknown, and all liabilities, other than the Assumed Liabilities, shall remain obligations and liabilities of, and shall be retained and discharged by, Seller (the "Excluded Liabilities"). Without limiting the generality of the foregoing, Excluded Liabilities shall include, the following:

                          (a)     any liability of the Seller with respect to
any transaction occurring after the Closing Date, except for Seller's continuing liabilities after the Closing under the Leases assigned to Purchaser with respect to transactions occurring after the Closing;

                          (b)     any liability of the Seller for federal,
state or local taxes, fees, assessments or other similar charges (including, without limitation, income taxes, real estate taxes, payroll taxes, sales and use taxes and personal property taxes), except for any additional sales tax resulting from amendments to the Allocation Certificate pursuant to Section 3.6;

                          (c)     any liability for losses, personal injury,
property damage or other damages of any kind whatsoever, whether suffered or incurred by the Seller's customer or Purchaser's customer or any other person, arising out of products manufactured or sold by the Seller or services performed by the Seller on or prior to the Closing Date, where the occurrence giving rise to such liability occurs on or before the Closing, whether the Claim is asserted before or after the Closing;

                          (d)     any responsibility, liability or obligation
with respect to salary, wages, sick pay, vacation pay, severance pay, savings plans, deferred compensation, any of Seller's pension, profit-sharing, retirement, and other fringe benefit plans, or other obligations for the benefit of any personnel of the Seller including pension benefits accrued (vested or unvested), or arising out of their employment through the Closing Date and/or their termination of employment by the Seller upon the consummation of the transactions contemplated hereby, for which the Seller shall be liable and, as to which Purchaser shall have no responsibility whatsoever arising either before or after the Closing Date;





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                          (e)     any liability of any kind whatsoever
resulting from the failure of the Seller to comply with any Requirement of Law applicable to the Seller or the conduct of the Business;

                          (f)     any liability under any Assumed Contract to
the extent such liability arises out of the Seller's failure to perform its obligations due thereunder prior to the Closing Date;

                          (g)     except for any liability related to the Line
of Credit, any liability of the Seller arising out of Indebtedness for borrowed money, whether from shareholders, third-party lenders, or otherwise;

                          (h)     subject to Sections 3.7(a), (b) and (d), any
liability arising out of the operation of Seller's Business occurring prior to the Closing Date;

                          (i)     any liability for fees and costs of Seller's
consultants and advisors, including any attorneys' and accountants' fees and costs, related to the transactions contemplated by this Agreement; and

                          (j)     any liability whatsoever relating to an
Excluded Asset.

                          Seller shall have any and all responsibility to all
creditors and all third parties and to the Purchaser with respect to, and shall pay, discharge and perform when due, any liability or obligation of Seller not expressly assumed by the Purchaser and, without limiting the generality of
Section 13 hereof, Seller and each of the Shareholders, jointly and severally, shall indemnify and hold harmless the Purchaser from and against any and all cost, loss, or expense (including reasonable attorneys' fees and expenses) arising from such obligations or liabilities.

                 3.9      State and Local Taxes.

                          (a)     Sales/Use and Transfer Taxes.  Seller shall
prepare and file, in form and substance reasonably satisfactory to Purchaser, all sales/use and transfer tax returns due in connection with the sale of the Assets (the "Use Tax Returns") by Seller to Purchaser, and Purchaser shall pay all sales or use taxes and all transfer or excise taxes due in connection with such sale.

                          (b)     Personal Property Taxes.  All state, county
and local personal property taxes relating to the Assets which have been assessed shall be prorated as of the Closing Date. All such taxes assessed for periods after the Closing Date shall be the obligation of Purchaser.

                          (c)     Basis for Calculation of Sales/Use and
Transfer Taxes. Any sales/use or transfer taxes incidental to the transactions contemplated by this Agreement shall be calculated on the basis of the allocation of the Purchase Price set forth in the Allocation Certificate, as the same may be amended pursuant to Section 3.6 hereof.





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         4.      Closing.  The closing of the transactions contemplated by this
Agreement (the "Closing") shall take place at the offices of Goldstein & Manello, P.C., 265 Franklin Street, Boston, Massachusetts, commencing at 10:00 a.m. local time on May 14, 1997, or at such other date as Seller and Purchaser shall agree (the "Closing Date").

                 4.1 Obligations of Seller at Closing. At the Closing, Seller shall deliver to Purchaser:

                          (a)     a bill of sale in the form of the attached
Exhibit 4.1(a);

                          (b)     an assignment and assumption of contracts in
the form of the attached Exhibit 4.1(b) (the "Assignment and Assumption of Contracts");

                          (c)     a general assignment and assumption of
obligations in the form of the attached Exhibit 4.1(c) (the "General Assignment and Assumption of Obligations");

                          (d)     the License Agreement with respect to use of
the Ellen Tracy License trademark in the form of the attached Exhibit 4.1(d) ("the Ellen Tracy License");

                          (e)     an assignment and assumption of License
Agreement with respect to the Emmanuelle Khanh License in the form of the attached Exhibit 4.1(e) together with a consent to such assignment executed by Cebe International S.A., or the proposed Emmanuelle Khanh License included in such Exhibit (the "Assignment and Assumption of the Emmanuelle Kahnh License");

                          (f)     employment agreements between Purchaser and
each of the Shareholders in the forms of the attached Exhibits 4.1(f)1-5 (the "Employment Agreements");

                          (g)     all books of account, accounting records,
drawings, records and other documents to be acquired by Purchaser;

                          (h)     the Seller's certificate described in Section
10.4 hereof;

                          (i)     the opinion of Goldstein & Manello, P.C.
counsel to Seller, described in Section 10.3 hereof;

                          (j)     certified copies of the resolutions of the
directors and shareholders of Seller authorizing the consummation of the transactions contemplated by this Agreement;

                          (k)     the Allocation Certificate;

                          (l)     the Use Tax Returns;

                          (m)     a letter of commitment from Mullen & Company,
successor in interest to Leydon & Gallagher, agreeing to cooperate with Purchaser and its





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independent accountants in the preparation of audited financial statements of
Seller and to provide such consents as may be required from time to time in connection with the preparation and filing of Purchaser's financial statements and reports;

                          (n)     the Contingent Price Agreement; and

                          (o)     all written consents necessary in connection
with the transfer of the Assets, including without limitation the consent of the landlord of the property used by the Seller in Norwell ("Norwell Consent") and the consent of the landlord of the property used by Seller for its showroom in New York ("New York Consent").

In addition to the documents and other items specifically described above, Seller shall execute and deliver to Purchaser other documents and instruments at the Closing as may be reasonably required to consummate the transactions contemplated by this Agreement.

                 4.2 Obligations of Purchaser at Closing. At the Closing, Purchaser and Gargoyles, to the extent applicable, shall deliver to Seller:

                          (a)     the cash portion of the Purchase Price due at
Closing;

                          (b)     the Assignment and Assumption of Contracts;

                          (c)     the General Assignment and Assumption of
Obligations;

                          (d)     the Assignment and Assumption of the Ellen
Tracy License;

                          (e)     the Assignment and Assumption of the
Emmanuelle Khanh License;

                          (f)     the Employment Agreements;

                          (g)     the Purchaser's certificate described in
Section 11.3 hereof;

                          (h)     the opinion of Cynthia L. Pope, counsel to
Purchaser, described in Section 11.2 hereof;

                          (i)     the Allocation Certificate;

                          (j)     the Use Tax Returns;

                          (k)     the Contingent Price Agreement;

                          (l)     certified copies of the resolutions of the
directors of Purchaser authorizing the consummation of the transactions contemplated by this Agreement;





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                          (m)     certified copies of the resolutions of the
directors of Gargoyles authorizing the consummation of the transactions contemplated by this Agreement;

                          (n)     evidence reasonably satisfactory to Seller
that the Line of Credit has been paid in full;

                          (o)     the Norwell Consent and the New York Consent
executed by both Purchaser and Gargoyles.

In addition to the documents and other items specifically described above, Purchaser shall also execute and deliver other instruments at the Closing as may be reasonably required to consummate the transactions contemplated by this Agreement.

                 4.3 Possession. On consummation of the Closing, Seller shall be deemed to have delivered possession of the Assets to Purchaser wherever the Assets are located as of the Closing Date.

         5. Representations and Warranties of Seller and Shareholders. Seller and each of the Shareholders, jointly and severally, represents and warrants to Purchaser that the statements set forth in this Section 5 are true and correct as of the date hereof, (or with respect to any matter involving a Schedule, on the date of delivery to Purchaser of the applicable Schedule) and, subject to Section 10.1 hereof, will be true and correct on the Closing Date as though made on such date. Seller agrees that it shall deliver any Schedules not annexed hereto to Purchaser as promptly as possible, but in no event later than five business days from the date hereof, unless Purchaser shall agree to a delay in writing. No due diligence investigation performed by Purchaser or information developed in connection therewith shall lessen, mitigate or supersede any of the representations and warranties of Seller and each of the Shareholders set forth in this Section 5, or any right of indemnity or other remedy of Purchaser for breach thereof.

                 5.1 Disclosure Schedule. If not delivered herewith, within five business days after the date hereof, Seller shall have delivered to Purchaser disclosure schedules and documents relating thereto (the "Disclosure Schedule"), which shall include the numbered schedules specifically referred to in this Agreement. Subject to Section 10.1 hereof, the information contained in the Disclosure Schedule will be on the Closing Date complete and accurate in all material respects, and all documents that are attached to or form a part of the Disclosure Schedule will be true and complete copies of the genuine original documents they purport to represent.

                 5.2 Organization and Standing of Seller; Related Entities. Seller is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts with requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its property and assets. Seller is qualified to do business in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, if the failure to so qualify would affect materially and adversely its business or financial condition. A true copy of Seller's Articles of Organization, including all amendments





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thereto, and of its current Bylaws is attached to Schedule 5.2 of the
Disclosure Schedule. Schedule 5.2 also sets forth a list of the shareholders of Seller and a description of all corporations, partnerships, joint ventures and other business entities in which Seller has an ownership interest, if any (the "Related Entities"). Copies of all agreements with Related Entities to which Seller is a party are attached to Schedule 5.2.

                 5.3 Financial Statements. A copy of financial statements for Seller as of and for the years ended September 30, 1994, 1995 and 1996, as reviewed by Leydon and Gallagher are attached to Schedule 5.3 of the Disclosure Schedule (the "Financial Statements"). The Financial Statements include a balance sheet for Seller as of September 30, 1996 (the "Balance Sheet") and statements of operations and cash flows for the year then ended. The Financial Statements and the notes thereto fairly present the financial position of the Seller as of the dates thereof and the results of operations and cash flows of the Seller and its Business for the periods indicated therein, and have been prepared in accordance with generally accepted accounting principles, consistently applied.

                          (a)     The accounts receivable of Seller, as
reflected in the Financial Statements and thereafter arising, (i) are owned by the Seller and subject only to the Liens set forth in Schedule 5.3, (ii) are legal, valid and binding obligations of the account debtors in respect of such accounts receivable, and (iii) are fully collectible.

                          (b)     Except as set forth in the Financial
Statements, Seller has no liability (whether accrued, absolute, contingent, unliquidated or otherwise), Indebtedness, or any trade or warranty obligation arising out of transactions entered into or any state of facts existing at or prior to the Closing Date, which is material to the Business (either individually or in the aggregate), other than: (i) liabilities and obligations set forth in the Balance Sheet and the notes thereto; (ii) liabilities and obligations which have arisen after the date of the Balance Sheet in the ordinary course of business and consistent with past practices in type and amount; and (iii) other Indebtedness, liabilities and obligations expressly disclosed in Schedule 5.3 of the Disclosure Schedule.

                          (c)     Except as set forth on Schedule 5.3, all
amounts outstanding under the Line of Credit as of the Closing Date, represent moneys used by Seller to pay obligations of Seller incurred in the ordinary course of the Business.

                 5.4      Title to and Condition of Assets.   The Assets
constitute, and on the Closing Date will constitute, all assets and property used or held for use in, and, except for the Excluded Assets, all assets and property necessary for the operation of, the Business. Except as disclosed in the Financial Statements or in Schedule 5.4 of the Disclosure Schedule, Seller has good and marketable title to all of the property and other assets, tangible and intangible, including the Assets, reflected in the Balance Sheet acquired after the dates thereof (except for products and properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens and restrictions on transfer, except statutory Liens not yet delinquent and Liens disclosed in Schedule 5.3. Except as set forth on





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Schedule 5.4, the fixed assets of Seller are in good and operable condition, normal wear and tear excepted. Upon consummation of the transactions contemplated by this Agreement, Purchaser will have acquired good and marketable title to, or a valid leasehold interest in, each of the Assets, free and clear of all Liens except those created by Purchaser.

                 5.5 Customers. Schedule 5.5 of the Disclosure Schedule contains a list of the customers with whom Seller is dealing or providing services as of January 31, 1997, and copies of the material Contracts with any such customers are attached thereto. Except as set forth in Schedule 5.5, Seller knows of no fact which would lead it to believe that any of such listed customers will change materially their business relationship with respect to the Business following the Closing.

                 5.6      Material Contracts.

                          (a)     Except for the Contracts disclosed in and
attached to Schedule 5.6 and Contracts with customers disclosed in Schedule 5.5, with respect to the Business, Seller is neither a party to nor bound by, nor are the Assets or Business subject to:

                                  (i)      any lease of real or personal
property providing for annual rentals of $10,000 or more;

                                  (ii)     any Contract for the purchase of
materials, supplies, goods, services, equipment or other assets providing for annual payments by Seller of $50,000 or more;

                                  (iii)    any sales, distribution or other
similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provides for annual payments to Seller of $50,000 or more;

                                  (iv)     any partnership, joint venture or
other similar arrangement or agreement;

                                  (v)      any Contract relating to
Indebtedness, except Contracts relating to Indebtedness incurred in the ordinary course of business in an amount not exceeding $10,000;

                                  (vi)     any license agreement, franchise
agreement or agreement in respect of similar rights granted to or held by Seller;

                                  (vii)    any agency, dealer, sales
representative or other similar Contract;

                                  (viii)   any Contract that substantially
limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Asset or to Seller's Knowledge which would so limit the freedom of Purchaser after the Closing Date;





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                                  (ix)     any Contract that is or relates to
an agreement with, or for the benefit of, any affiliate of Seller including the Shareholders; or

                                  (x)      any other Contract not made in the
ordinary course of business that is material to the Business.

                          (b)     Each Contract disclosed in any Schedule to
this Agreement or required to be disclosed pursuant to Section 5.6(a) is a valid and binding agreement of Seller and is in full force and effect, and neither Seller nor, to the Knowledge of Seller or any of the Shareholders, is any other party thereto is in default in the performance of any material obligation under the terms of any such Contract, nor, to the Knowledge of Seller or any of the Shareholders, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default as defined in any such Contract.

                 5.7      Third-Party Consents.  Except as set forth in
Schedule 5.7, neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder, including without limitation the transfer of the Assets, requires the approval or consent of any Person, Authority, or any party to any Contract with Seller.

                 5.8 Litigation. Except as set forth in Schedule 5.8, (i) no Claim is pending against or on behalf of Seller or, to the Knowledge of Seller or either any of the Shareholders, threatened against or affecting Seller, the Business or any Asset, which if resolved or decided against Seller would have a Material Adverse Effect.

                 5.9      Employee Matters.

                          (a)     Schedule 5.9 of the Disclosure Schedule sets
forth the name and current annual compensation of each employee of Seller (including all bonuses, commissions, benefits, and entitlements).

                          (b)     With respect to all employees and former
employees, except as set forth on Schedule 5.9, Seller presently neither maintains, contributes to nor has any liability (including current or potential multi-employer plan withdrawal liability) under any (i) non-qualified deferred compensation or retirement plan or arrangement which is an "employee pension benefit plan" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) qualified defined contribution retirement plan, (iii) qualified defined benefit pension plan, (iv) funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees which is an employee welfare benefit plan as defined in Section 3(1) of ERISA, or (v) any other employee welfare benefit plan. The qualified employee pension benefit plans (as defined in Section 3(2) of ERISA are referred to herein as the "Pension Plans" and the employee welfare benefit plans (as defined in Section 3(1) of ERISA) are referred to herein as the "Welfare Plans". Pension Plans and Welfare Plans are referred to collectively as "Plans".

                          (c)     The Plans comply in all material respects
with the applicable requirements of ERISA. The Pension Plans meet the requirements of "Qualified Plans" under Section 401(a) of IRC, and each such plan has received a favorable determination letter from the Internal Revenue Service. All required contributions, reports and descriptions have been made, filed or distributed with respect to the Pension Plans. There have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the IRC.

                          (d)     Except as set forth on Schedule 5.9 of the
Disclosure Schedule, Seller has no collective bargaining agreements, and there are no strikes, work stoppages, or, to the Knowledge of Seller, threatened strikes or work stoppages, nor any demands for collective bargaining by any union or labor organization.

                 5.10     Environmental Matters.  Except as set forth in
Schedule 5.10 to the Disclosure Schedule, the operations of Seller comply and have at all times complied in all material respects with all applicable Requirements of Law concerning environmental health and safety. Seller has obtained all environmental, health and safety Permits necessary for its operations and all such Permits are in good standing, and Seller is in all material respects in compliance with all terms and conditions of such Permits. Seller is, in all material respects, in compliance with all terms and
conditions of such Permits.   Seller has not been notified that any of its
present or past operations is the subject of any investigation by any governmental authority evaluating whether any remedial action is required nor has it needed to respond to or to Seller's Knowledge file any notice with respect to a Release or threatened Release of a Contaminant into the environment. Neither Seller nor, to the best Knowledge of Seller, has any agent (other than Seller's vendors, with respect to which Seller makes no representation or warranty under this Section 5.10) Released or permitted the Release of any Contaminants from the Premises, or any other leased premises currently or formerly occupied by Seller in violation of any requirement of law.

                 5.11 Authorization and Enforceability. Seller has full capacity, power and authority to enter into and perform this Agreement and the other agreements contemplated hereby and to carry out the transactions contemplated hereby, and all such agreements have been duly authorized by all necessary corporation and other act action and are binding upon Seller and enforceable against Seller in accordance with their terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, or other similar laws relating to or affecting the rights and remedies of creditors generally and to equitable principles whether applied at law or at equity. Except as disclosed in Schedule 5.11, the execution, delivery and performance by Seller of this Agreement does not and will not: (i) result in a breach, default or event of default (with due notice, lapse of time or both) under any Contract to which Seller or any of the Assets is subject (a "Seller Contract or Permit"), (ii) conflict with the provisions of any Requirement of Law or any Seller Contract or Permit, (iii) result in the creation of a Lien upon the Assets, or (iv) give any third party the right to amend, terminate, or accelerate any obligation under a Seller Contract or Permit.

                 5.12 Insurance. Seller currently has insurance Contracts or policies in full force and effect which provide for coverages that are usual and customary as to amount and scope in respect to Seller's businesses.
Schedule 5.12 contains a list of
all insurance coverages and fidelity bonds currently maintained by Seller, and copies of all such policies and bonds are attached. All premiums payable under such policies and bonds have been paid, and Seller is otherwise in compliance with the terms thereof. There is no Claim under any such policy or bond as to which coverage has been questioned, denied, or disputed. Such policies and bonds (or other substantially similar coverages) have been in effect since January 1, 1991.

                 5.13 Banking Arrangements. Schedule 5.13 of the Disclosure Schedule lists all bank accounts currently maintained by Seller and the authorized signatories with respect to each such account.

                 5.14 Taxes Through Closing. All federal, state and local tax returns required by law to be filed prior to the Closing Date by Seller have been filed, and Seller has paid all taxes required to be paid in respect of the periods covered by the tax returns. All money required to be withheld by Seller from the wages or salaries of its employees for income tax, Social Security and unemployment taxes has been withheld, and either paid to the proper tax receiving Authority or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of Seller.

                 5.15 Inventory. The Inventories set forth in the Balance Sheet were properly stated therein at the lower of cost or fair market value and determined in accordance with generally accepted accounting principles. Except as set forth in Schedule 5.15 of the Disclosure Schedule, all raw materials, work-in-process, finished goods, and other items of inventory of Seller are of a quality and quantity usable and salable in the ordinary and usual course of business, and none of the inventory is obsolete or will become obsolete within twelve (12) months from the Closing Date based upon the obsolescence criteria consistently applied by Seller, which criteria are in accordance with generally accepted accounting principles and are described on
Schedule 5.15 of the Disclosure Schedule. Since the date of the Balance Sheet, all inventories have been maintained in the ordinary course of business consistent with past practices, and all inventories are in quantities sufficient for the normal operation of the Business.

                 5.16 Product Warranties. There are no express warranties applicable to products sold by Seller, except as disclosed on Schedule 5.16 of the Disclosure Schedule or as required by law in the jurisdictions of sale.
Schedule 5.16 also summarizes all warranty or product liability claims that have been asserted against Seller during the five (5) years preceding the date of this Agreement.

                 5.17     Related Businesses.  Except as disclosed on Schedule
5.17 of the Disclosure Schedule, no shareholder or to Seller's Knowledge key employee of Seller is presently an owner, shareholder, creditor, director, agent, consultant or employee of any business entity engaged in a business that acts as a supplier of any goods or services to Seller or any part of which is in actual or potential competition with Seller.

                 5.18 Permits. Seller has all Permits necessary for Seller to carry on its business as presently conducted, and all such Permits are identified on Schedule 5.18 of the Disclosure Schedule and are in full force and effect and have been complied with in all material respects. All fees and charges incident to such Permits have been fully paid and are current and, to the best of Seller's Knowledge, no suspension or cancellation of any Permit has been threatened or could result by reason of the transactions contemplated by this Agreement.

                 5.19     Intellectual Property.

                          (a)     Schedule 5.19 contains a list of all patents,
trademarks, service marks, tradenames, copyrights, licenses, applications for patents, applications for trademarks, copyright registrations, and inventions used by Seller in the operation of its Business. Such items, together with Seller's trade secrets, know-how, proprietary processes and formulae, and other intellectual property rights (the "Intellectual Property") comprise all the Intellectual Property used in or necessary to the operation of Seller's business, and except as set forth on Schedule 5.19, Seller owns or otherwise has rights or licenses to use all such Intellectual Property subject only to the restrictions described on Schedule 5.19.

                          (b)     Schedule 5.19 contains a list of the
Intellectual Property of Seller which has been duly registered in, filed in, or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries, states or other jurisdictions (the "Registers"). Neither Seller nor any of the Shareholders has any Knowledge (i) of an adverse claim of ownership by any third party of any of the Intellectual Property, (ii) of any invalidity or unenforceability of any of the Intellectual Property, (iii) of any act of fraud or inequitable conduct committed on the Registers, or (iv) any infringement by any other Person of any of the Intellectual Property. Seller has not entered into any agreement to indemnify another Person against claims of infringement with respect to the Intellectual Property, except as set forth in Schedule 5.19.

                          (c)     Except as set forth on Schedule 5.19, use of
the Intellectual Property by the Seller does not require the consent of any third party, and the same are freely transferable and are owned exclusively by the Seller free and clear of any Liens, royalties, encumbrances, adverse claims or any other ownership interest whatsoever.

                          (d)     Except as set forth on Schedule 5.19, there
are no Claims, actions, or proceedings pending, or to Seller's Knowledge threatened, by or against the Seller with respect to its Intellectual Property or the intellectual property rights of another Person which likely would have a Material Adverse Effect on the financial condition or results of operations of the Business. In addition, Seller's use of the Intellectual Property in its Business as currently conducted will not infringe any trademarks, service marks, trade names, copyrights, patents or other intellectual property rights of another Person which likely would have a Material Adverse Effect on the financial condition or results of operations of the Business.

                          (e)     Schedule 5.19 contains a list of license
agreements and other Contracts currently being negotiated for and on behalf of the Seller with any third parties related to any of the Intellectual Property.

                 5.20 Compliance with Laws. Seller is not in any material respect in violation of, any Requirement of Law or Regulation. Seller is not subject to, nor has it been threatened with, any fine, penalty, liability or disability as the result of a failure to comply in any material respect with any Requirement of Law or Regulation (including those relating to the employment of labor and occupational health and safety) or any requirement of any Authority having jurisdiction over Seller, the conduct of its Business, the use of its assets and properties, or any of its premises, and to the Knowledge of Seller, no Authority is conducting any investigation of Seller or the Business with respect to any alleged or possible violation of any Requirement of Law.

                 5.21 Absence of Changes. Except as set forth in Schedule 5.21, since September 30, 1996, Seller has conducted the Business in the ordinary course consistent with past practices, and there has not been:

                          (a)     any Material Adverse Change or any event,
occurrence, development or state of circumstances or facts that could reasonably be expected to result in a Material Adverse Change;

                          (b)     any incurrence, assumption or guarantee by
Seller of any Indebtedness for borrowed money with respect to the Business other than in the ordinary course of business and in amounts and on terms consistent with past practices;

                          (c)     any creation or other incurrence of any Lien
on any Asset other than in the ordinary course of business consistent with past practices;

                          (d)     any damage, destruction or other casualty
loss (whether or not covered by insurance) affecting the Business or any Asset that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

                          (e)     any transaction, contract, agreement or other
instrument entered into, or commitment made, by Seller relating to the Business or any Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

                          (f)     any change in any method of accounting or
accounting practice by Seller with respect to the Business;

                          (g)     any (i) grant of any severance or termination
pay to any employee of the Business, (ii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Business, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to employees of the Business, other than in the ordinary course of business consistent with past practice;

                          (h)     any labor dispute, other than routine
individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

                          (i)     any capital expenditure, or commitment for a
capital expenditure, for additions or improvements to property, plant and equipment.

                 5.22 No Broker or Finder. Seller has retained no broker in connection with the transactions contemplated by this Agreement or has dealt with no broker or finder in connection with the transactions contemplated by this Agreement which would create an entitlement by any Person to a finders' or brokers' fee.

                 5.23 Questionable Payments. Neither Seller, nor to Seller's Knowledge any affiliate, director, officer, agent, employee of Seller, nor to the Knowledge of Seller or any of the Shareholders, any other Person acting on behalf of Seller has directly or indirectly (i) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses, relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) established or maintained any unlawful fund of corporate moneys or other assets, (iv) made or received any bribe, or any unlawful rebate, payoff, influence payment, kickback or other payment, or (v) made any bribe, kickback, or other payment of a similar or comparable nature, to any Person, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions or to pay for favorable treatment for business or for special concessions secured the affect of which would have a Material Adverse Effect on the financial condition or results of operations of the Business.

                 5.24     Business Relationships.  Except as set forth on
Schedule 5.24, since January 1, 1991, no customer, supplier of goods or services, lessor, lender, licensor, licensee, distributor or other Person with whom Seller does business has terminated or modified its business relationship with Seller to Seller's disadvantage, or indicated an intention or threatened to do so, where such actual or prospective termination or modification has had or might have a Material Adverse Effect.

                 5.25 Accuracy of Statements. Neither this Agreement nor any of the exhibits, schedules, written statements, documents, certificates or other written items furnished to Purchaser by or on behalf of Seller with respect to this Agreement and the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

         6. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller and each of the Shareholders that the following statements are true and correct as of the date hereof: and will be true and correct on the Closing Date as though made on such date:

                 6.1 Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington with all requisite corporate power and authority to carry on its business as now being conducted and to own, operate and lease its property and assets. A true copy of Purchaser's Articles of Incorporation and of its current by-laws are attached hereto as Schedule 6.1.

                 6.2 Authorization and Enforceability. Purchaser has full capacity, power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby, and this Agreement is binding upon Purchaser and is enforceable against Purchaser in accordance with its terms and the other agreements contemplated hereby, and all such agreements have been duly authorized by all necessary corporate action and are binding upon Purchaser and enforceable against Purchaser in accordance with their terms, except as contemplated by bankruptcy, reorganization, insolvency, moratorium, or other similar laws relating to or affecting the rights and remedies of creditors' generally. The execution, delivery and performance by Purchaser of this Agreement does not and will not: (i) result in a breach, default or event of default (with due notice, lapse of time or both) under any Contract to which Purchaser or any of its assets is subject (a "Purchaser Contract"), (ii) conflict with the provisions of any Requirement of Law or any Purchaser Contract, or (iii) give any third party the right to accelerate any obligation under a Purchaser Contract.

                 6.3 No Broker or Finder. Purchaser has retained no broker in connection with the transactions contemplated by this Agreement or has dealt with no broker or finder in connection with the transactions contemplated by this Agreement which would create an entitlement by any Person to a finders' or brokers' fee.

                 6.4 Litigation. Except as set forth in Schedule 6.4, no Claim is pending against or on behalf of Purchaser or, to the Knowledge of Purchaser, threatened against or affecting Purchaser or its business or any of its assets, and to the Knowledge of Purchaser, there is no basis for any such Claim.

                 6.5      Third-Party Consents.  Except as set forth in
Schedule 6.5, neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder, including without limitation the purchase of the Assets, requires the approval or consent of any Person, Authority, or any party to any Contract with Purchaser.

         7.A     Representations and Warranties of Gargoyles.  Gargoyles
represents and warrants to Seller and each of the Shareholders that the following statements are true and correct as of the date hereof:

                 7.1 Organization and Standing of Gargoyles. Gargoyles is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington with all requisite corporate power and authority to carry on its business as now being conducted and to own, operate and lease its property and assets. A true copy of Gargoyles' Articles of Incorporation and of its current by-laws are attached hereto as Schedule 7.1.

                 7.2 Authorization and Enforceability. Gargoyles has full capacity, power and authority to enter into and perform this Agreement and the other agreements contemplated hereby, and all such agreements have been duly authorized by all necessary corporate action and are binding upon Gargoyles and enforceable against Gargoyles in accordance with their terms, except as contemplated by bankruptcy, reorganization, insolvency, moratorium, or other similar laws relating to or affecting the rights and remedies of creditors' generally. The execution, delivery and performance by Gargoyles of this Agreement does not and will not: (i) result in a breach, default or event of default (with due notice, lapse of time or both) under any Contract to which Gargoyles or any of its assets is subject (a "Gargoyles Contract"), (ii) conflict with the provisions of any Requirement of Law or any Gargoyles Contract, or (iii) give any third party the right to accelerate any obligation under a Gargoyles Contract.

                 7.3 No Broker or Finder. Gargoyles has retained no broker in connection with the transactions contemplated by this Agreement or has dealt with no broker or finder in connection with the transactions contemplated by this Agreement which would create an entitlement by any Person to a finders' or brokers' fee.

                 7.4 Litigation. Except as set forth in Schedule 7.4, no Claim is pending against or on behalf of Gargoyles or, to the Knowledge of Gargoyles, threatened against or affecting Gargoyles or its business or any of its assets which, if resolved or decided against Gargoyles would have a Material Adverse Effect on the business of Gargoyles or the results of its operations.

                 7.5      Third-Party Consents.  Except as set forth in
Schedule 7.5, neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder, including without limitation the purchase of the Assets, requires the approval or consent of any Person, Authority, or any party to any Contract with Purchaser.

         7.B     Additional Representations and Warranties of Purchaser and
Gargoyles. Purchaser and Gargoyles, jointly and severally, warrant and represent to Seller and each of the Shareholders that they are parties to a First Amended and Restated Credit Agreement dated April _ , 1997 ("Loan Agreement") with U.S. Bank of Washington N.A. ("U.S. Bank"). The Loan Agreement is a valid and binding agreement of Purchaser, Gargoyles and U.S. Bank and is in full force and effect. Neither Purchaser and Gargoyles, nor U.S. Bank to the Knowledge of either of them, is in default in the performance of any material obligation under the terms of the Loan Agreement, nor, to the Knowledge of Purchaser and Gargoyles, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default as defined in the Loan Agreement. U.S. Bank has approved in writing the transactions contemplated by this Agreement, subject to fulfillment of the conditions stated under Section 6.3 (b) and (c) of the Loan Agreement, and Purchaser and Gargoyles know of no fact which would lead either to believe that the Bank would revoke such approval (except any such fact that is the fault of Seller or its Shareholders).

         8.A     Pre-Closing Covenants of Seller.  Seller covenants to and
agrees with Purchaser as follows:

                 8.1 Conduct of Business Pending the Closing. From the date of this Agreement to the Closing Date, Seller shall operate the Business in the ordinary and usual course consistent with past practices and shall maintain its records and books of account in a manner that fairly and accurately reflects its transactions, assets and liabilities and otherwise in accordance with standard accounting practices applied on a basis consistent with prior periods and without limiting the generality of the foregoing, Seller shall not acquire a material amount of Assets or sell, lease, license, or dispose of any Assets except in the ordinary course of business consistent with past practices. Seller shall pay and discharge all obligations and Indebtedness as they come due in a manner consistent with past practice.
Seller shall, without purporting to make any commitment on behalf of Purchaser, exercise its best efforts to preserve intact the present business organization and personnel of Seller, preserve the present goodwill of Seller with all persons having business dealings with it, and comply with all Requirements of Law applicable to the conduct of Seller's business.

                 8.2 Representations and Warranties; Interference. Seller shall conduct its business in such a manner that the representations and warranties contained in this Agreement shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and Seller shall take no action (and shall not commit to take any action) which would be inconsistent in any material respect, or would in any material respect interfere with or prevent performance of, this Agreement.

                 8.3 Access to Records and Assets of Seller. From the date of this Agreement to the Closing Date, Seller agrees to give to Purchaser and its counsel, accountants and other authorized representatives, reasonable access during business hours to the offices, warehouse, properties, books and records of Seller in order that Purchaser may have full opportunity to make such reasonable investigations of the Business as Purchaser shall desire; provided, however, such investigation shall be conducted in a manner as not to interfere unreasonably with the operation of the Business.

                 8.4 Merger, Consolidation or Acquisition. From the date of this Agreement to the Closing Date, neither the Shareholders nor Seller shall enter into any negotiations, discussions or agreements contemplating or respecting the acquisition of Seller, the sale or purchase of any capital stock or equity securities of Seller, whether through a merger or consolidation of Seller with another party, the sale of all or substantially all, or a significant portion of the assets of Seller or otherwise involving any party other than Purchaser, or any type of recapitalization of Seller, or amend the Articles of Incorporation or Bylaws of Seller, except for purposes of effecting a change of name of Seller to be effective at Closing.

                 8.5 Notice of Certain Events. Seller shall promptly notify Purchaser of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits or Claims commenced or, to the best Knowledge of Seller or any of the Shareholders, threatened against, relating to or involving or otherwise affecting Seller or the Business or Assets, that if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section
5.8 or that relate to the consummation of the transactions contemplated by this Agreement.

                 8.6      Noncompetition.

                          (a)     Seller agrees that for a period of three (3)
full years from the Closing Date, Seller shall not (i) engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in any business that competes with the Business as it exists on the Closing Date throughout the world, (ii) except with the prior written consent of Purchaser, employ or solicit, or receive or accept the performance of services by, any employee of Seller hired by Purchaser, or (iii) induce or attempt to induce or solicit any customer, supplier or other Person with a business relationship with Seller or Purchaser not to do business with Purchaser or to alter its relationship with Purchaser to the detriment of Purchaser.

                          (b)     If any provision contained in this Section
8.6 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 8.6, but this Section 8.6 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time that is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provisions would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 8.6 so that it complies with and is enforceable under applicable law.

                 8.7      Use of Private Eyes Name.   Seller and Shareholders
agree that after the Closing Date, neither Seller nor any of the Shareholders nor any of their affiliates will use the name "Private Eyes," or any derivations thereof, or any other trade name, trademark or service mark used in the operation of the Business. On or immediately following the Closing Date, Seller shall change its corporate name to a name which does not use the term Private Eyes or any derivation thereof and will deliver evidence of such change to Purchaser.

         8.B     Certain Covenants of Purchaser and Gargoyles.  Purchaser and
Gargoyles, jointly and severally, hereby agree to use their best efforts to satisfy all conditions required by U.S. Bank for approval of the transactions contemplated by this Agreement, including without limitation not taking any action, or failing to take any action, that would create a default under the Loan Agreement.

9.       Mutual Covenants of the Parties.

                 9.1 Risk of Loss. Seller and Purchaser hereby agree that the risk of any loss or damage to any of the Assets shall be on Seller at all times prior to the Closing. In the event of any loss or damage to any of the Assets prior to the Closing, Seller shall attempt to repair, replace or restore the same as soon as practicable. If any lost or damaged Assets the loss or damage to which shall have a Material Adverse Effect and for which insurance proceeds would be inadequate to provide repair or replacement, shall not have been repaired, replaced or restored by the Closing Date, Purchaser may, by written notice to Seller, elect (i) to postpone the Closing for a period of not more than thirty (30) days to permit Seller an opportunity to repair, replace or restore such lost or damaged Assets, or (ii) to proceed with the Closing in which latter event Purchaser shall take such assets in their condition on the Closing Date, and Seller shall pay or assign to Purchaser all insurance proceeds paid or payable to Seller as a result of such loss or damage to the extent attributable to the Assets.

                 9.2 Key Employment Contracts. At Closing, Purchaser and each of the Shareholders shall enter into an Employment Agreement.

                 9.3 Seller's Employees. Immediately prior to the Closing, Seller shall terminate all employees of the Business and Purchaser shall rehire them.

                 9.4 Remittances. Following the Closing, Seller agrees to promptly turn over to Purchaser upon receipt, all remittances received by Seller which are associated with or relate to the Assets and Business being purchased by Purchaser.

                 9.5 Release of Liens on Assets. Prior to or as of the Closing, Seller shall have repaid any Indebtedness as required to obtain a release of any and all Liens against the Assets, except those liens related to the Line of Credit, and at Closing the Assets shall be transferred to Purchaser free and clear of all Liens except for any statutory tax Liens which are not yet due and payable.

                 9.6 Access to Accounting Records. After Closing, Purchaser shall provide Seller with all reasonable access to the books of account and other accounting records related to the Business as may be reasonably required in the preparation of Seller's and Shareholders' tax returns and in Seller's review of the calculation of the Royalty Contingent Price payments.

                 9.7      Best Efforts; Further Assurances.

                          (a)     Subject to the terms and conditions of this
Agreement, each party will use its best efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller, each of the Shareholders and Purchaser each agree to execute and deliver such other documents, certificates, agreements, and other writings and to take such other actions as may be necessary or desirable to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Purchaser good and marketable title to the Assets, except that post-closing, any such actions requested by Purchaser shall be at the Purchaser's sole expense.

                          (b)     Seller hereby constitutes and appoints,
effective as of the Closing Date, Purchaser and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Purchaser or in the name of Seller, but for the benefit of Purchaser,
(i) to collect for the account of Purchaser any items of Assets, (ii) to institute and prosecute all proceedings that Purchaser may in its sole discretion deem proper to assert or enforce any right, title or interest in, to or under the Assets, and (iii) to defend or compromise any and all actions, suits or proceedings in respect of the Assets. Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

                 9.8 Certain Filings. Seller and Purchaser shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

                 9.9 Owner's Equity at the Closing Date. On the Closing Date, the net assets of Seller shall equal or exceed the net assets of Seller as of September 30, 1996, which was $1,251,151, or the Purchase Price shall be reduced (but not increased) on a dollar for dollar basis. For purposes of this
Section 9.9, net assets of Seller shall mean total assets of Seller net of total liabilities, as stated on the September 30, 1996 balance sheet of Seller and the balance sheet at closing.

         10. Conditions Precedent to Purchaser' Obligations. The obligation of Purchaser to purchase the Assets and to consummate the transactions contemplated by this Agreement are subject to fulfillment of the following conditions at or prior to the Closing Date (unless waived in writing by Purchaser):

                 10.1 Representations and Performance. Except (i) as affected by the transactions expressly contemplated by this Agreement, (ii) for those representations and warranties which were intended by their context to be accurate only as of the date on which made, or (iii) as agreed to by Purchaser in writing, the representations and warranties made by Seller hereunder shall be true and correct in all material respects at and as of Closing, and Seller shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement required to be performed or complied with by Seller prior to or at Closing;

                 10.2 No Adverse Change. Except as contemplated by this Agreement, there shall have been no Material Adverse Change in the financial condition, business or operations, financial or otherwise, of the Business or Assets from the date of this Agreement to the Closing Date;

                 10.3 Opinion of Counsel. Purchaser shall have received an opinion of Goldstein & Manello, P.C., counsel for Seller, dated as of the Closing Date substantially in the form of the attached Exhibit 10.3;

                 10.4 Seller's Certificate. Purchaser shall have received a certificate substantially in the form of the attached Exhibit 10.4 signed by Seller and dated as of the Closing Date; to the effect that all representations, covenants and warranties made in this Agreement by Seller were on the date of this Agreement and are on the Closing Date true and correct in all material respects and that Seller has performed in all material respects the obligations, agreements, and covenants undertaken by Seller in this Agreement to be performed on or prior to the Closing Date;

                 10.5 Litigation. On the Closing Date, there shall not be any pending or threatened litigation by a third party against Seller or Purchaser in any court or any proceedings by or before any Authority, with a view to seeking, or in which it is sought, to restrain or prohibit the consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement, and no investigation by any Authority shall be pending or threatened which might result in any such litigation or other proceeding;

                 10.6 License Agreements. As of the Closing Date, the Ellen Tracy License shall have been executed by Ellen Tracy, Inc. and Seller or Purchaser shall be a party to a license agreement with Ellen Tracy which shall contain at least the terms set forth in the draft form of License Agreement attached hereto as Exhibit 10.6(a). In addition, Seller or Purchaser and shall be a party to a license agreement with Cebe International S.A. concerning Emmanuelle Khanh which shall contain at least the terms set forth on the attached Exhibit 10.6,(b) and Seller shall have obtained consent to the assignment of each of such license agreements to Purchaser;

                 10.7 Discharge of Indebtedness; Release of Liens Against the Assets. Seller shall have paid and discharged any Indebtedness, except for the Line of Credit and any Indebtedness included in the Assumed Liabilities, the repayment of which is secured by a Lien against the Assets, and all such Liens against the Assets shall have been fully released;

                 10.8 Necessary Consents; Notices. All authorizations, consents and approvals by any third parties, including without limitation the Norwell Consent and the New York Consent, which Purchaser has timely advised Seller that Seller has the obligation to obtain because they are in its reasonable opinion necessary for the consummation of the transactions contemplated by this Agreement, shall have been received and shall be in full force and effect; except that in the event the landlord ("New York Landlord") for the Seller's New York showroom ("New York Showroom") has not delivered the New York Consent or entered into a new lease with Purchaser for the New York Showroom (collectively "New York Lease") by the time of Closing, the parties agree to negotiate in good faith within thirty (30) days after Closing the conditions for termination of the New York Lease and relocation of the New York Showroom, and Seller agrees that any costs reasonably incurred by Purchaser with respect to such termination and relocation, including without limitation any rent due under the New York Lease for periods after the Closing when Purchaser does not occupy the New York Showroom, shall be an adjustment to the Contingent Payments, and subject to Seller's indemnification hereunder.

                 10.9 Approval of Seller's Shareholders and Boards of Directors. The transactions contemplated by this Agreement shall have been approved by the Shareholders and the Board of Directors of Seller; and

                 10.10 Documents to be Delivered. Seller shall have delivered all such resolutions, certificates, documents or other instruments, with respect to Seller and the Assets as Purchaser and Purchaser's counsel may reasonably request to carry out the purposes of this Agreement.

         11. Conditions Precedent to Seller's Obligations. The obligation of Seller to sell the Assets and to consummate the transactions contemplated by this Agreement are subject to fulfillment of the following conditions at or prior to the Closing Date (unless waived in writing by Seller):

                 11.1 Representations and Performance. The representations and warranties made by Purchaser and Gargoyles hereunder shall be true and correct in all material respects at and as of Closing, and Purchaser and Gargoyles shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement required to be performed or complied with by Purchaser and Gargoyles prior to or at Closing;

                 11.2 Opinion of Counsel. Seller shall have received an opinion of Cynthia Pope, counsel for Purchaser and Gargoyles, dated as of the Closing Date substantially in the form of the attached Exhibit 11.2;

                 11.3 Purchaser's and Gargoyles' Certificates. Seller shall have received a certificate substantially in the form of the attached
Exhibit 11.3, signed by each of Purchaser and Gargoyles and dated as of the Closing Date; to the effect that all representations, covenants and warranties made in this Agreement by Purchaser were on the date of this Agreement and are on the Closing Date true and correct in all material respects and that Purchaser has performed in all material respects the obligations, agreements, and covenants undertaken by Purchaser in this Agreement to be performed on or prior to the Closing Date;

                 11.4 Employment Agreements. Purchaser shall have executed and delivered to each of the Shareholders an Employment Agreement;

                 11.5 Consideration and Documents to be Delivered. Purchaser shall have delivered to Seller the cash portion of the Purchase Price due at Closing and shall have delivered all such resolutions, certificates, documents or other instruments with respect to Purchaser as Seller and Seller's counsel may reasonably request to carry out the purposes of this Agreement; and

                 11.6 Litigation. On the Closing Date, there shall not be any pending or threatened litigation by a third party against Seller or Purchaser in any court or any proceedings by or before any Authority, with a view to seeking, or in which it is sought, to restrain or prohibit the consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement, and no investigation by any Authority shall be pending or threatened which might result in any such litigation or other proceeding.

         12.     Termination.

                 12.1 Who May Terminate. This Agreement may be terminated and the transactions contemplated hereunder may be abandoned at any time:

                          (a)     by mutual consent of Seller and Purchaser;

                          (b)     by either Seller or Purchaser, if this
Agreement is not closed on or before June 13, 1997; provided, however, if any party has breached or defaulted in any material respect with regard to its respective obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this Section, and the other party to this Agreement shall at its option enforce its rights against the breaching or defaulting party and seek any remedies against such party as provided hereunder and by applicable law. The breaching or defaulting party shall be responsible for reimbursing all out-of-pocket expenses incurred by the other party in connection with the transactions contemplated hereby in addition to any liability for any other remedies available to the non-defaulting party;

                          (c)     by Purchaser, at its option, if as of the
Closing Date any of the conditions specified in Section 4.1 and Section 10 hereof has not been satisfied in any material respect or if the Seller is otherwise in default in any material respect under this Agreement, provided, however, if Purchaser elects to terminate this Agreement under this Section, Purchaser may enforce its rights against Seller and seek any remedies against Seller, as provided hereunder and by applicable law;

                          (d)     by Seller, at its option, if as of the
Closing Date any of the conditions specified in Section 4.2 and Section 11 hereof has not been satisfied in any material respect or if Purchaser is otherwise in default in any material respect under this Agreement, provided, however, if Seller elects to terminate this Agreement under this Section, Seller may enforce its rights against Purchaser and seek any remedies against Purchaser, as provided hereunder and by applicable law; or

                          (e)     Notwithstanding anything that may be
construed to the contrary herein, if the reason for termination of this Agreement is because of an event of litigation pursuant to Section 10.5 or 11.6 hereof, it shall be deemed a breach of this Agreement: (i) by the Seller, if the cause for such litigation is a breach of representations, warranties or covenants herein of Seller; or (ii) by the Purchaser or Gargoyles, if the cause for such litigation is a breach of representations, warranties or covenants herein of Purchaser or Gargoyles.

                 12.2 Effectiveness of Termination; Return of Deposit. Termination of this Agreement and abandonment of the transactions contemplated hereunder shall be deemed effective on the date mutually agreed upon by the parties, or, in the event of termination by unilateral action, on the date specified in a written notice to the other party. If this Agreement is terminated for any reason other than a breach by Purchaser, the Standstill Deposit and the Deposit, plus all interest accrued thereon, promptly shall be returned to Purchaser. If this Agreement is terminated for breach by Purchaser, the Standstill Deposit and the Deposit shall be promptly delivered to Seller.

         13. Survival of Representations and Warranties. All representations and warranties of Seller and Purchaser contained in this Agreement shall survive the Closing Date and (i) those representations and warranties made under Sections 5.3, 5.4, 5.5, 5.6, 5.11, 5.12, 5.13, 5.14,
5.15, 5.16, 5.17, 5.22, 5.23, 5.24 and 5.25 shall continue in full force and effect until the first anniversary of the Closing Date; (ii) all other representations and warranties made under Section 5, except for Section 5.10, shall continue in full force and effect until the third anniversary of the Closing Date, and (iii) those representations and warranties made under Section
5.10 shall continue until expiration of applicable statutes of limitation.

         14.     Indemnification by Seller and Shareholders.

                 14.1 Indemnity. From and after the Closing Date, Seller and Shareholders, jointly and severally, shall indemnify, defend and hold harmless Purchaser from and against and shall reimburse Purchaser for any and all losses, liabilities, deficiencies, Claims and expenses (including, but not limited to, costs of defense and reasonable attorneys' fees) incurred by Purchaser arising from or in connection with (i) any breach by Seller of any covenant or agreement contained in this Agreement, (ii) any misrepresentation or breach of any of the representations and warranties of Seller contained in this Agreement, or (iii) any liability or loss that is not an Assumed Liability.

                 14.2 Limitations on Warranties and Liability. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, NEITHER PARTY MAKES ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, TO THE OTHER EXCEPT AS SET FORTH SPECIFICALLY HEREIN. EXCEPT WITH RESPECT TO BREACH OF ANY OF THE PROVISIONS OF
SECTION 8 HEREOF, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES (SUCH AS BUT NOT LIMITED TO A LOSS OF PROFITS), EVEN IF SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                 14.3 Right of Off-Set. Purchaser shall have the right to offset against any Contingent Payments due Seller, any losses incurred or amounts paid by Purchaser with respect to obligations against which Seller's and Shareholders, jointly and severally, have indemnified Purchaser under Subsection 14.1 hereof.

                 14.4 Basket; Liability Cap. Neither Seller nor any of the Shareholders on the one hand, or Purchaser on the other hand, shall be obligated to indemnify the other under Sections 14.1 or 15 hereof, except and to the extent that claims for indemnification exceed in the aggregate the sum of Twenty-Five Thousand Dollars

($25,000). In no event, however, shall the indemnity obligation of Seller and the Shareholders under Section 14.1 hereof exceed the sum of (i) the Purchase Price, and (ii) the total amount of the Contingent Payments which the Seller has actually received. Notwithstanding the foregoing, there shall be no basket or liability cap, and Purchaser shall be entitled to complete indemnification for any and all loss, cost, damage, liability, obligation, expense or deficiency arising from or relating to any breach of the provisions of Section 8 hereof.

                 14.5 Notice; Defense of Claims. An indemnified party under this Section 14 or Section 15 hereof, may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the applicable survival period hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall be given reasonably promptly after the indemnified party has determined that a claim for indemnification exists and shall summarize the basis for the claim for indemnification and any claim or liability being asserted by a third party. Within 10 days after receiving such notice, the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within 10 days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against third party claims or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

         15.     Indemnification by Purchaser.   From and after the Closing
Date, Purchaser shall indemnify, defend and hold harmless Seller from and against and shall reimburse Seller for any and all losses, liabilities, deficiencies, Claims and expenses (including, but not limited to, costs of defense and reasonable attorneys' fees) incurred by Seller arising from or in connection with (i) any breach by Purchaser of any covenant or agreement contained in this Agreement,
(ii) any misrepresentation or breach of any of the representations and warranties of Purchaser contained in this Agreement, (iii) any liability or loss that is an Assumed Liability including without limitation any continuing liability of Seller under Leases assigned to Purchaser, arising after the dates of assignment.

         16. Guaranty of Gargoyles. Gargoyles hereby unconditionally guarantees as a primary obligation the full satisfaction of all obligations of Purchaser hereunder, including, without limitation, the prompt and timely payment of any and all amounts and any and all losses, costs, damages, claims and expenses which, by virtue of this Agreement and such other agreements and documents, might become recoverable by Seller and/or the Shareholders from the Purchaser. Gargoyles agrees that this guarantee shall apply with the same force and effect to all amendments and modifications of this Agreement and any such other agreement or document executed by the Purchaser, whether or not Gargoyles agrees to such amendment or modification. Gargoyles expressly waives notice of acceptance, nonperformance or nonpayment by the Purchaser, presentment, demand, protest and notice of this on or in connection with the foregoing guarantee. Notwithstanding the foregoing, Gargoyles shall not be obligated under this Agreement to any greater extent than the Purchaser is so obligated.

         17.     Miscellaneous Provisions.

                 17.1 Amendment and Modification. Prior to the Closing Date this Agreement may be amended, modified and supplemented or any provision waived only by written agreement, executed by Seller and Purchaser.

                 17.2 Dispute Resolution. In the event of any controversy, claim or dispute arising out of or relating to this Agreement, or the alleged breach hereof, the parties shall first use their best efforts to resolve the dispute amicably. If the parties fail to resolve any such dispute, then such dispute shall be resolved by binding arbitration by one arbitrator subject to the sole jurisdiction of the American Arbitration Association of Boston, Massachusetts (A.A.A.). If the parties fail to agree on selection of an arbitrator, any party may petition the presiding judge of a court of competent jurisdiction to appoint a member of A.A.A. as an arbitrator. Thereafter, the arbitrator shall permit a period of open and free discovery, including the taking of depositions, and will promptly conduct an arbitration hearing. It is the intent of the parties hereto that an arbitration hearing be concluded within 90 days of the appointment of the arbitrator. The arbitrator shall have broad authority to fashion any legal or equitable remedy including the authority to award specific performance. The arbitration award may allocate costs of arbitration and reasonable attorneys' fees. The finding of the arbitrator will be binding upon the parties, and judgment thereon may be entered in any court of competent jurisdiction. Nothing in this section, however, shall deprive a court of competent jurisdiction of the authority to apply a temporary restraining order or preliminary injunction prohibiting a violation of this Agreement prior to any arbitration proceeding.

                 17.3 Waiver of Compliance; Consents. Any failure of Seller on the one hand, or Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition herein, may be waived in writing as provided in Section 17.1 hereof, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

                 17.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be given by: (a) hand delivery; (b) first-class registered or certified mail with postage prepaid, (c) overnight receipted courier service, or (d) telephonically confirmed facsimile transmission during normal business hours, which notice is addressed to the party at the address set forth below, or such other address as may hereafter be designated in writing by the party. Notices given in accordance with this Section shall be effective upon receipt or when receipt is refused, and notice given to the Seller shall be deemed effective notice to each and every Shareholder as if given individually to each such Shareholder.

                          IF TO SELLER AND THE SHAREHOLDERS, TO:
                          Richard W. Hammel, Sr.
                          44 Fox Hill Lane
                          Milton, MA  02186
                          Tel:    617-698-1358

                          with a copy to:

                          Anthony D. Martin
                          Goldstein & Manello P.C.
                          265 Franklin Street
                          Boston, MA  02110-3102
                          Tel:    (617)  946-8138
                          Fax:    (617)  439-8988

                          IF TO PURCHASER, TO:

                          Gargoyles, Inc.
                          5866 South 194th Street
                          Kent, Washington 98032
                          Attn:  Douglas B. Hauff, President and CEO
                          Tel:    (206) 872-6100 Ext. 3400
                          Fax:    (206) 872-3317

                          with a copy to:

                          Cynthia L. Pope, Esq.
                          114 West Magnolia
                          Fourth Floor
                          Bellingham, Washington  98225
                          Tel:    (360) 671-5939
                          Fax:    (360) 671-5931

                 17.5 Assignment; Form of Transaction. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and with respect to the Shareholders, their heirs, devisees, estates and legal representatives, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other.

                 17.6 Governing Law. This Agreement shall be governed by the internal law (i.e., disregarding its principles of conflicts of laws) of The Commonwealth of Massachusetts as to all matters, including but not limited to matters of validity, construction, effect and performance (except that the Employment Agreements shall be governed by the internal law of the State of Washington).

                 17.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 17.8 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 17.9 Exhibits and Schedules. The exhibits and schedules attached hereto are incorporated herein by reference as if fully set forth herein.

                 17.10 Entire Agreement. This Agreement, including the exhibits and schedules hereto and the documents, certificates and instruments referred to herein, including the Standstill Agreement and Escrow Agreement attached as an exhibit thereto, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions, which shall remain in full force and. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

                 17.11 Expenses. Each party to this Agreement shall bear his or its own expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby. Such expenses of Seller shall be Excluded Liabilities.

         18. Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them below.

         "Agreement" shall have the meaning set forth in the opening paragraph hereof.

         "Allocation Certificate" shall have the meaning set forth in Section
3.35 hereof.

         "Assets" shall have the meaning set forth in Section 1 hereof.

         "Assumed Contracts" shall have the meaning set forth in Section 3.46(b) hereof.

         "Assumed Liabilities" shall have the meaning set forth in Section 3.46 hereof.

         "Authority" means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, Federal, state or local or otherwise, or any similarly empowered Person.

         "Business" shall have the meaning set forth in Paragraph A hereof.

         "Claim" means any claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise.

         "Closing" and shall have the meaning set forth in Section 4 hereof.

         "Closing Date" shall have the meaning set forth in Section 4 hereof.

         "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste, including, without limitation, any such substance regulated under any Environmental Law.

         "Contingent Payments" and "Contingent Price Agreement" shall have the meanings set forth in Section 3.4 hereof.

         "Contract" means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral, and all amendments thereto, whether written or oral.

         "Deposit" shall have the meaning set forth in Section 3.2 hereof.

         "Disclosure Schedule" shall have the meaning set forth in Section 5.1 hereof.

         "Environmental Law" means any and all present or future federal, state and local environmental laws, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), and the Washington Model Toxics Control Act, as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and any other present or future federal, state or local environmental Regulations.





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
         "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, monetary sanctions and interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any Claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including involving any Environmental Law, Permit, Environmental Lien, Order or agreement with any Authority, arising from environmental, health or safety conditions, or the Release or threatened Release of a Contaminant into the environment, as a result of past, present or future operations of the Company or the Business as a result of past, present or future ownership or use of property by the Company Seller.

         "Environmental Lien" means any Lien in favor of any Authority for Environmental Liabilities and Costs.

         "ERISA" shall have the meaning set forth in Section 5.9(b) hereof.

         "Escrow" shall have the meaning set forth in Section 3.1 hereof.

         "Excluded Assets" shall have the meaning set forth in Section 2 hereof.

         "Excluded Liabilities" shall have the meaning set forth in Section 3.5 hereof.

         "Financial Statements" shall have the meaning set forth in Section 5.3 hereof.

         "Gargoyles Contract" shall have the meaning set forth in Section 7.2 hereof.

         "Guarantee" means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through an agreement or otherwise, including, without limitation, (a) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guaranty in respect of any such obligations and (b) any Contract (i) to purchase or to advance or supply funds for the payment or purchase of any such obligations, (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies of transportation or services or (iii) to make any loan, advance or capital contribution to or other investment in or to otherwise provide funds to or for such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

         "Indebtedness" with respect to any Person means any obligation of such Person for borrowed money, and in any event shall include (i) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or





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
other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business, (ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (iii) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, (iv) Capitalized Lease Obligations, and (v) all Guarantees of such Person.

         "IRC" means the Internal Revenue Code of 1986, as amended.

         "Intellectual Property" shall have the meaning set forth in Section 5.19(a).

         "Knowledge" means the actual current collective knowledge of the management employees of the applicable party together with such knowledge that such person has obtained after diligent inquiry concerning the subject matter, including without limitation, inquiry of those officers and employees of, and appropriate advisers and consultants to, such party who have responsibility for the subject matter as to which Knowledge relates in the particular instance. For purposes of this definition, management employees of Seller shall mean Richard W. Hammel, Sr. and Patricia Lynch.

         "Lien" means any security interest, lien, charge, mortgage, deed, assignment, pledge, hypothecation, encumbrance, easement, restriction or interest of another Person of any kind or nature.

         "Line of Credit" shall have the meaning set forth in Section 3.4(b) hereof.

         "Material Adverse Change" means any developments or changes which would have a Material Adverse Effect.

         "Material Adverse Effect" means any circumstances, developments, occurrences, state of facts or matters which are known to Seller and might reasonably be expected to have a material adverse effect in respect of the Seller's business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects, or the same of Purchaser, if the context so requires.

         "Order" means any decree, order, injunction, rule, judgment or consent of or by an Authority.

         "Pension Plans" shall have the meaning set forth in Section 5.9(b) hereof.

         "Person" means any corporation, partnership, joint venture, organization, entity, Authority or natural person.

         "Permit" means any permit, approval, authorization, license, variance, or permission required from an Authority under an applicable Requirement of Law.

         "Plans" shall have the meaning set forth in Section 5.9(b) hereof.

         "Premises" shall have the meaning set forth in Paragraph A hereof.

         "Purchase Price" shall have the meaning set forth in Section 3 hereof.

         "Purchaser" shall have the meaning set forth in the opening paragraph hereof.

         "Purchaser Contract" shall have the meaning set forth in Section 6.2 hereof.

         "Registers" shall have the meaning set forth in Section 5.19(b) hereof.

         "Regulation" means any law, code, statute, regulation, ordinance, requirement, announcement or other binding or restrictive action or requirement of or by an Authority.

         "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property owned by the Company, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

         "Remedial Action" means all actions required to: (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

         "Requirement of Law" means, as to any Person, the charter and bylaws or other organizational or governing documents of such Person, and any Regulation, or Order, including without limitation the requirements of Environmental Laws, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Seller" shall have the meaning set forth in the opening paragraph hereof.

         "Seller Contract" shall have the meaning set forth in Section 5.11 hereof.

         "Standstill Agreement and Standstill Deposit" shall have the meanings set forth in Section 3.1 hereof.

         "Use Tax Return" shall have the meaning set forth in Section 3.9(a) hereof.

         "Welfare Plans" shall have the meaning set forth in Section 5.9(b) hereof.


         IN WITNESS WHEREOF, Seller and Purchaser have made and entered into





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
this Agreement as of the day and year first above written.

                               SELLER:

                               THE PRIVATE EYES SUNGLASS CORPORATION
                               a Massachusetts corporation


                               By /s/ Richard W. Hammel
                                  ---------------------------------
                                  Richard W. Hammel, Sr., President

                               SHAREHOLDERS:


                               /s/ Richard W. Hammel, Sr.
                               -----------------------------------
                               RICHARD W. HAMMEL, SR.


                               /s/ Patricia Lynch
                               -----------------------------------
                               PATRICIA LYNCH


                               /s/ Annette Hammel
                               -----------------------------------
                               ANNETTE HAMMEL


                               /s/ Robert Hammel
                               -----------------------------------
                               ROBERT HAMMEL


                               /s/ Ronald Hammel
                               -----------------------------------
                               RONALD HAMMEL

                               PURCHASER:

GARGOYLES, INC.,               GARGOYLES ACQUISITION CORPORATION II,
a Washington corporation       a Washington corporation



By /s/ Douglas B. Hauff        By /s/ Douglas B. Hauff
   ---------------------------    -----------------------------------
   Douglas B. Hauff, President    Douglas B. Hauff, President and CEO
     and CEO





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